GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2013 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands - February 18, 2014 - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2013. Greenlight Re reported net income of $83.9 million for the fourth quarter 2013 compared to net loss of $60.6 million for the same period in 2012. Fully diluted net income per share was $2.22 compared to net loss per share of $1.65 for the same period in 2012.

Fully diluted adjusted book value per share was $27.91 as of December 31, 2013, a 26.8% increase from $22.01 per share as of December 31, 2012.

“We are pleased that we experienced positive results from both our underwriting and investing operations during the quarter,” said Bart Hedges, Chief Executive Officer of Greenlight Re. “Our underwriting portfolio has performed profitably; while the overall reinsurance market has become increasingly competitive, we continue to find attractive opportunities."

Financial and operating highlights for Greenlight Re for the fourth quarter ended December 31, 2013 include:

•
Gross written premiums in the fourth quarter of 2013 were $124.8 million, compared to $124.0 million in the fourth quarter of 2012; net earned premiums were $141.5 million, an increase from $118.6 million reported in the prior-year period.

•	Underwriting income of $7.9 million was reported for the fourth quarter of 2013, compared to an underwriting loss of $5.8 million for the fourth quarter of 2012.

•
A net investment gain of 6.6% on Greenlight Re's investment portfolio managed by DME Advisors, LP was reported for the fourth quarter 2013 compared to a net investment loss of 4.4% in the fourth quarter of 2012.

“2013 was a solid year for Greenlight Re that showed the strength of our dual-engine strategy,” stated David Einhorn, Chairman of the Board of Directors. “The results of both our underwriting and investment portfolio were good and created value for Greenlight Re shareholders.”

Financial and operating highlights for Greenlight Re for the year ended December 31, 2013 include:

•	Gross written premiums in 2013 were $535.7 million, compared to $427.8 million in 2012; net earned premiums were $547.9 million, an increase from $466.7 million reported for the prior year.

•	Underwriting income of $37.5 million was reported for 2013, compared to an underwriting loss of $42.6 million for 2012.

•	The combined ratio for the year ended December 31, 2013 was 97.1% compared to 112.9% for the year ended December 31, 2012.

•	Net investment income was $218.1 million, representing a return of 19.6%, compared to net investment income of $78.9 million during 2012 when Greenlight Re reported a 7.1% return.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2013 on Wednesday, February 19, 2014 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2013 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free             1-888-317-6016
International            1-412-317-6016

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre140219.html

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 19, 2014 until 9:00 a.m. Eastern time on February 27, 2014.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10039988. An audio file of the call will also be available on the Company's website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options and RSUs as of any period end. Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders' equity to calculate adjusted book value. We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance. In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a NASDAQ listed company with specialist property and casualty reinsurance companies based in the Cayman Islands and Ireland.  Greenlight Re provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Garrett Edson
ICR
(203) 682-8331
IR@greenlightre.ky

Media:
Brian Ruby
ICR
(203) 682-8268
Brian.ruby@icrinc.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2013	2012

Assets
Investments
Debt instruments, trading, at fair value	$4,312	$1,763
Equity securities, trading, at fair value	1,282,156	1,042,715
Other investments, at fair value	107,211	133,450
Total investments	1,393,679	1,177,928
Cash and cash equivalents	3,722	21,890
Restricted cash and cash equivalents	1,334,074	1,206,837
Financial contracts receivable, at fair value	104,048	22,744
Reinsurance balances receivable	167,340	173,221
Loss and loss adjustment expenses recoverable	16,829	34,451
Deferred acquisition costs, net	51,797	59,177
Unearned premiums ceded	3,173	3,616
Notes receivable	16,049	19,330
Other assets	4,565	3,559
Total assets	$3,095,276	$2,722,753
Liabilities and equity
Liabilities
Securities sold, not yet purchased, at fair value	$1,111,690	$908,368
Financial contracts payable, at fair value	18,857	19,637
Due to prime brokers	314,702	326,488
Loss and loss adjustment expense reserves	329,894	356,470
Unearned premium reserves	173,057	188,185
Reinsurance balances payable	38,789	35,292
Funds withheld	10,126	17,415
Other liabilities	11,857	10,488
Total liabilities	2,008,972	1,862,343
Equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,791,865 (2012: 30,447,179): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2012: 6,254,949))	3,705	3,670
Additional paid-in capital	496,622	492,469
Retained earnings	551,268	325,569
Shareholders’ equity attributable to shareholders	1,051,595	821,708
Non-controlling interest in joint venture	34,709	38,702
Total equity	1,086,304	860,410
Total liabilities and equity	$3,095,276	$2,722,753

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2013, 2012 and 2011
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Year ended December 31
	2013	2012	2011
Revenues
Gross premiums written	$535,702	$427,844	$397,659
Gross premiums ceded	(2,780)	24,275	(46,920)
Net premiums written	532,922	452,119	350,739
Change in net unearned premium reserves	14,977	14,595	29,036
Net premiums earned	547,899	466,714	379,775
Net investment income	218,140	78,941	23,118
Other income (expense), net	(950)	(259)	253
Total revenues	765,089	545,396	403,146
Expenses
Loss and loss adjustment expenses incurred, net	338,493	366,601	241,690
Acquisition costs, net	171,872	142,721	138,751
General and administrative expenses	21,718	17,539	13,892
Total expenses	532,083	526,861	394,333
Income before income tax expense	233,006	18,535	8,813
Income tax expense	(538)	(86)	(247)
Net income including non-controlling interest	232,468	18,449	8,566
Income attributable to non-controlling interest in joint venture	(6,769)	(3,851)	(1,797)
Net income	$225,699	$14,598	$6,769
Earnings per share
Basic	$6.13	$0.40	$0.19
Diluted	$6.01	$0.39	$0.18
Weighted average number of ordinary shares used in the determination of earnings per share
Basic	36,838,128	36,702,128	36,548,466
Diluted	37,585,167	37,361,338	37,286,454

The following table provides the ratios for the years ended December 31, 2013, 2012 and 2011:

	Year ended December 31			Year ended December 31			Year ended December 31
		2013			2012		2011
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total

Loss ratio	65.5%	(48.1)%	61.8%	77.4%	101.2%	78.5%	65.7%	25.4%	63.6%
Acquisition cost ratio	31.7%	20.8%	31.4%	31.4%	14.0%	30.6%	37.4%	20.9%	36.5%
Composite ratio	97.2%	(27.3)%	93.2%	108.8%	115.2%	109.1%	103.1%	46.3%	100.1%
Internal expense ratio			3.2%			2.8%			2.8%
Corporate expense ratio			0.7%			1.0%			0.9%
Combined ratio			97.1%			112.9%			103.8%